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UNITED STATES DISTRICT COURT DISTRICT OF NORTH DAKOTA

UNITED STATES OF AMERICA,

v.

Case No.

1:21-cr-00152

SUMMIT MIDSTREAM PARTNERS, LLC,

Defendant.

CRIMINAL PLEA AGREEMENT

The United States of America, by and through the United States Attorney for the District of North Dakota, and the Environmental Crimes Section of the United States Department of Justice and undersigned counsel (collectively referred to herein as the “government”), and Defendant, Summit Midstream Partners, LLC, by and through their authorized representatives and undersigned counsel, hereby enter into the following Plea Agreement (“Agreement”) pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure:
1.Waiver of Indictment and Criminal Charges. Defendant, having been advised through its representative and counsel of the charges and the right to be charged by Indictment, hereby agrees to waive that right and enter pleas of guilty to the charges brought by the government in the Criminal Information filed against it in the District of North Dakota and as set forth below. The guilty plea is to be entered by Defendant through a senior corporate officer acceptable to the government who is authorized by resolutions by Defendant, and Defendant’s parent corporation, Summit Midstream Partners, LP (“SMLP”), to enter pleas of guilty on Defendant’s behalf and to appear and represent Defendant at the plea hearing and at the sentencing hearing in the District of North Dakota. Defendant has proposed and the government has agreed that James D. Johnston, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, will be the corporate officer that will enter the guilty plea and be present for sentencing on behalf of Defendant.

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2.     Defendant’s Admission of Guilt. Defendant is pleading guilty because it is guilty and wishes to acknowledge its acceptance of responsibility for the criminal conduct described herein. In pleading guilty, Defendant agrees that the Joint Factual Statement that appears as Attachment A to this Agreement is a true and accurate statement of its criminal conduct and provides a sufficient factual basis for the pleas. If the Court rejects this Agreement and Defendant withdraws its plea, then the Statement of Facts, Criminal Information, Plea Agreement, and all other statements made during a proceeding under Federal Rule of Criminal Procedure 11, or during plea discussions, will not be admissible against Defendant. Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.
        3.    Pursuant to this Agreement and consistent with the Joint Factual Statement,
Defendant agrees to enter pleas of guilty to and accepts responsibility for the following charges:

Count 1 (Negligent Discharge of a Harmful Quantity of Oil): From on or about August 17,

2014, through and including on or about January 6, 2015, in the District of North Dakota and elsewhere, the Defendant negligently discharged and caused the negligent discharge of a harmful quantity of oil into the navigable waters of the United States, specifically approximately 700,000 barrels (approximately 29.4 million gallons) of oil-contaminated produced water from its pipeline, in violation of the Clean Water Act, as amended by the Oil Pollution Act of 1990, Title 33, United States Code, Sections 1319(c)(1)(A), 1321(b)(3).
Count 2 (Knowing Failure to Immediately Report a Discharge of Oil): From on or about

January 6, 2015, through and including, but not limited to, January 21, 2015, in the District of

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North Dakota and elsewhere, the Defendant knowingly failed to immediately report, and knowingly caused the failure to immediately report the discharge of a harmful quantity of oil into and upon the navigable waters of the United States, in violation of Title 33, United States Code, Section 1321(b)(5).
4.Elements of the Offenses: Defendant understands and agrees to the elements of the offenses:

a.Count 1 (Negligent Discharge of a Harmful Quantity of Oil):

(1)Defendant, a person, discharged and caused the discharge;

(2)Of a harmful quantity of oil;

(3)Into and upon the navigable waters of the United States;

(4)Defendant acted negligently; and

(5)Defendant’s negligence was a proximate cause of the discharge.

b.Count 2 (Knowing Failure to Immediately Report a Discharge of Oil):

(1)Defendant, a person;

(2)In charge of the Marmon Water Gathering System, an onshore facility;

(3)From which a harmful quantity of oil was discharged;

(4)Into and upon the navigable waters of the United States;

(5)Knowingly;

(6)Failed to immediately report the discharge of the harmful quantity of oil into the navigable waters to the National Response Center.

5.Maximum Penalties. Defendant understands that the maximum applicable statutory penalties for the counts to which it is pleading are:

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Count 1: A maximum fine of either $3,375,000 ($25,000 per day times 135 days of violation) pursuant to the Clean Water Act, 33 U.S.C. 1321(c)(1)(B), or twice the gross gain or loss resulting from the unlawful conduct, pursuant to the Alternative Fines Act,18 U.S.C. § 3571(c) and (d); a term of probation of five years, pursuant to 18 U.S.C. § 3561(c)(2); and a special assessment of $125, pursuant to 18 U.S.C. § 3013(a)(1)(B)(iii). Defendant understands that, in addition to any other penalty, the Court may order the payment of restitution to any victim of the offenses pursuant to the provisions of 18 U.S.C. § 3663.
Count 2: A maximum fine of either $500,000, or twice the gross pecuniary gain or loss resulting from the unlawful conduct, pursuant to 18 U.S.C. § 3571(c) and (d); a term of probation of five years, pursuant to 18 U.S.C. § 3561(c)(1); and a special assessment of $400, pursuant to 18 U.S.C. § 3013(a)(2)(B). Defendant further understands that, in addition to any other penalty, the Court may order the payment of restitution to any victim of the offenses pursuant to the provisions of 18 U.S.C. § 3663.
6.Rights Waived by Pleading Guilty. Defendant understands that by pleading guilty,

it surrenders certain rights, including the right to a speedy public jury trial and related rights as follows:
a.A jury would be composed of twelve lay persons selected at random. Defendant and Defendant’s attorney would help choose the jurors by removing prospective jurors “for cause,” where actual bias or other disqualification is shown; or by removing jurors without cause by exercising so-called peremptory challenges. The jury would have to agree unanimously before it could return a verdict. The jury would be instructed that Defendant is presumed innocent and that it could not return a guilty verdict unless it found Defendant guilty beyond a reasonable doubt.

b.If a trial were held without a jury, then the Court would find the facts and determine whether Defendant was guilty beyond a reasonable doubt.

c.At a trial, whether by a jury or Court, the United States is required to present witness testimony and other evidence against Defendant. Defendant’s

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attorney can confront and examine them. In turn, the defense can present witness testimony and other evidence. If witnesses for Defendant refuse to appear voluntarily, Defendant can require their attendance through the subpoena power of the Court.

Defendant understands that by pleading guilty, it is giving up all of the rights set forth above, and that there will be no trial. Defendant’s attorney has explained these rights, and consequences of Defendant’s waiver.
7.Applicability of Sentencing Guidelines. Defendant understands and acknowledges that, at sentencing, the Court is required to consider the United States Sentencing Guidelines (“U.S.S.G.”), together with the other sentencing principles set forth in Title 18, United States Code, Section 3553(a). Defendant understands and acknowledges that the U.S.S.G., including Chapter Eight that provides guidance for the sentencing of corporate defendants, will be considered by the Court, except that pursuant to U.S.S.G. §§ 8C2.1 and 8C2.10, the U.S.S.G. that pertain to the sentencing of organizations do not determine the fine range in cases involving environmental crimes or obstruction of justice. Instead, the fine is to be determined under 18 U.S.C. §§ 3553 and 3571. All other sections of Chapter Eight of the U.S.S.G. that are applicable to corporate defendants are applicable to this case, including provisions for probation.
8.Statute of Limitations. Defendant’s pleas will be tendered pursuant to Rule

11(c)(1)(C) of the Federal Rules of Criminal Procedure. Accordingly, if the sentencing judge rejects this Plea Agreement, or if Defendant breaches any of the terms of this Plea Agreement, Defendant hereby waives any defense to any charges that it might otherwise have under any statute of limitations, pre-indictment delay, or the Speedy Trial Act for 120 days following any nullification or voiding of this Plea Agreement, except to the extent that such defenses existed as of the date of the signing of this Plea Agreement.
9.Corporate Authorization. Defendant represents that it is authorized to enter into this

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Plea Agreement. At the time of signing, Defendant shall provide to the United States a written corporate resolution, to be filed with the U.S. District Court, in the form of notarized legal documents certifying that Defendant is authorized to enter into and comply with all of the provisions of this Plea Agreement. The resolutions further shall certify that Defendant SMLP, Defendant’s parent corporation; and Meadowlark Midstream, LLC (“Meadowlark”), the subsidiary of SMLP that owns and operates the Marmon Water Gathering System, have authorized these actions, and that all corporate formalities for such authorizations have been observed.
10.Parties Bound and Non-Prosecution of Other Offenses. This Plea Agreement is

binding only upon the United States Attorney for the District of North Dakota and the Environmental Crimes Section of the Department of Justice. As part of this Agreement and solely because of the promises made by Defendant in this Agreement, the United States Attorney’s Office for the District of North Dakota and the Environmental Crimes Section agree to forgo additional criminal prosecution against Defendant, SMLP and SMLP’s owned and operated entities, including but not limited to Meadowlark, Summit Midstream Holdings, LLC, and Summit Midstream GP, LLC, in the District of North Dakota for any of the offenses set forth in the pending Criminal Information or for any other related offenses that are known to the government at the time of the signing of this Agreement. Defendant understands and agrees that neither this paragraph nor this Agreement limits the prosecuting authority of any other sections or divisions of the Department of Justice, including the United States Attorney of any other judicial district, or any other federal, state, or local regulatory or prosecuting authorities. Furthermore, this Agreement does not provide or promise any waiver of any civil or administrative actions, sanctions, or penalties that may apply, including but not limited to: fines; penalties; claims for damages to natural resources; suspension ; debarment; listing to restrict

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rights and opportunities of Defendant to contract with or receive assistance, loans, and benefits from United States agencies; licensing; injunctive relief; or remedial action to comply with any applicable regulatory requirement. This Agreement applies only to federal crimes committed by Defendant and the related listed entities and has no effect on any proceedings against any defendant not expressly mentioned herein, including the criminal liability of any individuals. Defendant further understands the United States Attorney’s Office and the Environmental Crimes Section reserve the right to inform and/or respond to inquiries from any local, state, or federal agency. The Environmental Crimes Section of the Department of Justice will bring this Agreement and factual information concerning the conduct and cooperation of the Defendant and its related entities to the attention of any other prosecuting authorities or agencies, as well as debarment authorities if requested.

11.Sentencing Agreement. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of

Criminal Procedure, and specifically pursuant to 18 U.S.C. § 3571(d), and in return for the complete fulfillment by Defendant of all of its obligations under this Agreement, the Parties agree that the sentence to be imposed by the Court includes a total monetary penalty consisting of
$15,000,000, plus mandatory special assessments. The parties agree and stipulate that these amounts are consistent with 18 U.S.C. § 3571.
a.Criminal Fine. For Count 1, the parties agree to a fine of $14,500,000, pursuant to the alternative fine provision of 18 U.S.C. § 3571(d) (up to twice the gross gain or loss). For Count 2, the parties agree to a fine of $500,000.
b.Mandatory Special Assessment. Defendants shall pay a special assessment of $125 for

Count 1 and $400 for Count 2. The total amount of special assessments is $525.

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c.Payments. Defendant agrees that if the terms of this Rule 11(c)(1)(C) Plea Agreement are accepted by the Court, special assessments shall be paid on the day of sentencing. Payment is to be made in the form of a check payable to “United States District Court Clerk.” The fine is payable as follows, unless Defendant pays earlier: $3,000,000 shall be paid on the first through the fourth anniversary of the date of sentencing. The final payment shall be due not later than 90 days prior to fifth anniversary of the date of sentencing. Defendant understands that it will remain on probation beyond the minimum three-year period agreed to herein unless and until all payments are made, or as may be ordered by the Court. Notwithstanding any other provision of 18 U.S.C. § 3612, Defendant agrees that interest shall start to accrue on any unpaid balance on the day following sentencing and that the provisions regarding collection, interest, and penalties set for in 18 U.S.C. §§ 3572(h), (i), and 3612 shall apply. Payment is to be made by or on behalf of Defendant in the form of a check payable to “United States District Court Clerk.” Defendant will not be assessed any financial penalty for early payment of the fine.
d.Probation. Defendant will be placed on organizational probation for a minimum period of three years from the date of sentencing pursuant to 18 U.S.C. § 3561(c)(1) and

U.S.S.G. §§ 8D1.1 and 8D1.2. The terms of probation shall include the following specific provisions, in addition to the Court’s standard conditions:
i.No Further Violations. Defendant agrees that it will commit no further violations of federal, state and local environmental laws.

ii.Payments. Payment in full of the monetary amounts set forth herein including all special assessments, fines and restitution.

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iii.Environmental Compliance. Consistent with the sentencing polices set forth in U.S.S.G. § 8D1.4, Defendant agrees to the following Special Conditions of Probation and further understands and agrees that any violation of these Special Conditions of Probation may constitute grounds for revocation of probation:
(1)Defendant shall fully fund and implement the remedial measures set forth in the civil Consent Decree entered into by Defendant and the Department of Justice and the State of North Dakota (“Consent Decree”), attached hereto as Attachment C, including General Compliance Requirements (Section IX), Specific Compliance Requirements (Section X), and Remediation Measures (Section XI).
(2)Defendant and its parent corporation, SMLP, further agree to implement the remedial measures set forth in the civil Consent Decree to all related entities and pipelines that transport produced water.
(3)Defendant shall establish and administer a system that enables employees and contractors to report, anonymously if they wish, any concerns relating to non-compliance with applicable environmental laws or regulations, provisions of this Plea Agreement, the Consent Decree, or the Environmental Management System (defined in Paragraph IV.8.l. of the Consent Decree). Defendant shall promptly review, investigate, and document concerns raised in such reports, and shall initiate, monitor, and document all actions taken as a result of such reports. Defendant shall submit to the Office of Probation and the United States a quarterly report providing all such open reports, all

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investigative reports into such allegations, and actions taken as a result of such reports. Defendant agrees not to retaliate against any individual on the basis of their making such a report.
(4)    In addition to the requirements of federal, state, and local laws and regulations governing the immediate reporting of spills, releases, or discharges, if requested by the United States, Defendant shall provide any and all information it has regarding the quantity, characteristics, and cause of any such spills, releases, or discharges, regardless of whether this information is specifically required by law.
(5)Defendant and all related entities involved in the transportation of produced water shall notify the United States within 14 days of acquisition or assumption of operation, monitoring, maintenance, or management of any produced water pipeline, and within 14 days of removing any produced water pipeline from any entity owned or operated by Defendant, SMLP and SMLP’s owned and operated entities, including but not limited to Meadowlark, Summit Midstream Holdings, LLC, and Summit Midstream GP, LLC.
(6)Any reports or notifications required by the Consent Decree or this Agreement shall be submitted simultaneously via electronic means by Defendant to the Office of Probation and all undersigned government counsel.
12.Breach by the Defendant. Defendant acknowledges and understands that if

Defendant violates any term of this Plea Agreement, engages in any further criminal activity, or

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fails to appear for sentencing, the United States will be released from its commitments. In that event, this Plea Agreement shall become null and void at the discretion of the United States, and Defendant will face the following consequences: (1) all information Defendant has provided at any time to attorneys, employees, or law enforcement officers of the government, to the Court, or to the federal grand jury, may be used against Defendant in any prosecution or proceeding; and (2) the United States will be entitled to seek additional charges against Defendant or any related entity and to use any information obtained directly or indirectly from Defendant in those additional prosecutions. Nothing in this Agreement prevents the United States from prosecuting Defendant for perjury, false statement(s), or false declaration(s), if Defendant commits such acts in connection with this agreement.
13.Waiver of Appeal. Defendants ordinarily have a right to appeal their conviction and sentence (“Judgment”), unless otherwise agreed. Appeals are taken to the United States Court of Appeals for the Eighth Circuit, pursuant to Title 18, United States Code, Section 3742(a). The Court of Appeals has ruled that defendants can waive (give up) their right to appeal. Defendants often waive their right to appeal as part of a plea agreement and in exchange for concessions by the United States. Defendant understands that the government will seek to enforce such waivers. Defendant and Defendant’s attorney further acknowledge they have fully reviewed and fully discussed the record in this case and all issues that may be raised on appeal. They have fully discussed Defendant’s right of appeal and the consequences of waiver. Defendant has decided to waive any right of appeal, except as may be provided herein.
By signing this Plea Agreement, Defendant voluntarily waives Defendant’s right to appeal the Court’s Judgment against Defendant; and, absent a claim of ineffective assistance of counsel,

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Defendant waives all rights to contest the Judgment in any post-conviction proceeding, including one pursuant to Title 28, United States Code, Section 2255.
Defendant understands that the United States was motivated by Defendant’s willingness to waive any right of appeal when the United States chose to offer Defendant terms of a plea agreement. In other words, the United States was willing to offer certain terms favorable to Defendant in exchange for finality. Defendant understands and agrees this case will be over once Defendant has been sentenced by the Court. Defendant agrees that it will be a breach of this Agreement if Defendant appeals in violation of this Agreement. The United States will rely upon Defendant’s waiver and breach as a basis for dismissal of the appeal. Defendant agrees an appeal in violation of this Agreement should be dismissed.
By signing this Plea Agreement, Defendant further specifically waives Defendant’s right to seek to withdraw Defendant’s plea of guilty, pursuant to Federal Rules of Criminal Procedure 11(d), once the plea has been entered in accordance with this Agreement. The appellate court will enforce such waivers. Defendant agrees that any attempt to withdraw Defendant’s plea will be denied and any appeal of such denial should be dismissed.
14.Defendant acknowledges reading and understanding all provisions of the Plea Agreement. Defendant and Defendant’s attorneys have discussed the case and reviewed the Plea Agreement. They have discussed Defendant’s constitutional and other rights, including, but not limited to, Defendant’s plea-statement rights under Rule 410 of the Federal Rules of Evidence and Rule 11(f) of the Federal Rules of Criminal Procedure.

AGREED:

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For the United States;

JEAN E. WILLIAMS		Nicholas W. Chase
Deputy Assistant Attorney General		Acting United States Attorney
Environment & Natural Resources Division
U.S. Department of Justice

By:	/s/ Richard A. Udell	By:	/s/ Gary L. Delorme
	Richard A. Udell		Gary L. Delorme
	Senior Litigation Counsel		Assistant United States Attorney
Environmental Crimes Section

By:	/s/ Christopher J. Costantini
Christopher J. Costantini
Senior Trial Attorney

By:	/s/ Stephen J. Foster
Stephen J. Foster
Trial Attorney

By:	/s/ Erica H. Penack
Erica H. Penack
Trial Attorney

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For the Defendant, Summit Midstream Partners. LLC:

1 have been authorized by a corporate resolution of Defendant Summit Midstream Partners LLC , and its parent corporation, Summit Midstream Partners LP, to sign this Plea Agreement. Summit Midstream Partners LLC has been advised by its attorneys of its rights, of possible defenses, of the Sentencing Guideline provisions, and of the consequences of entering into this Plea Agreement. Summit Midstream Partners LLC voluntarily agrees to all of the terms of this Plea Agreement. Summit Midstream Partners LP has authorized me further to obligate it to guarantee all payments and the terms of the remedial measures required by this agreement. No promises or inducements have been made to Summit Midstream Partners, LLC other than those contained in this Plea Agreement. Defendant Summit Midstream Partners LLC is satisfied with the representation of its attorneys in this matter.

/s/ James D. Johnson	8-4-2021
James D. Johnson	Date
Authorized Representative
Summit Midstream Partners LLC

1 am counsel for Defendant Summit Mid stream Partner L , and for its parent corporation, Summit Midstream Partners LP. I have carefully discussed every part of this Plea Agreement the authorized representatives of Defendant, and its parent corporation. I have fully advised the authorized representatives of Summit Midstream Partners LLC of its rights, of possible defenses, of the Sentencing Guidelines' provisions, and of the consequences of entering into this Plea Agreement. To my knowledge, the decision of Summit Midstream Partners LLC to enter into this Plea Agreement is informed and voluntary.

/s/ Cliff Stricklin	8-4-2021
Cliff Stricklin, Counsel	Date